Exhibit 97.1
EDWARDS LIFESCIENCES CORPORATION
Policy for Recovery of Erroneously Awarded Compensation
This Policy for Recovery of Erroneously Awarded Compensation (the “Policy”) has been adopted by the Compensation and Governance Committee (the Committee”) of the Board of Directors (the “Board”) of Edwards Lifesciences Corporation (the “Company”) on October 31, 2023. Capitalized terms used in this Policy but not otherwise defined at the time when first used are defined in Section 9 herein.
1.Purpose
This Policy is intended to comply with the requirements of Rule 10D-1 promulgated by the Securities and Exchange Commission and the related listing rules of the New York Stock Exchange (“NYSE”), and the terms hereof shall be construed consistent with that intent.
2.Persons Subject to Policy
This Policy applies to any person who received Incentive-Based Compensation (i) after beginning service as an Officer, (ii) who served as an Officer at any time during the performance period for that compensation, (iii) while the Company had a class of its securities listed on a national securities exchange or association, and (iv) during the applicable Three-Year Period.
3.Compensation Subject to Policy
This Policy shall apply to Incentive-Based Compensation received on or after October 2, 2023 (the “Effective Date”).
For purposes of this Policy, Incentive-Based Compensation is considered “received” by an Officer in the Company’s fiscal period during which the Financial Reporting Measure applicable to that Incentive-Based Compensation is attained, even if, for example, the payment or grant of the Incentive-Based Compensation occurs after the end of that fiscal period.
4.Recovery of Compensation
In the event the Company is required to prepare a Restatement, the Company shall recover reasonably promptly the amount of any Erroneously Awarded Compensation from each Officer unless an exception (set forth in Section 6 below) applies.
Recovery shall be required in accordance with this Policy regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. The Company shall not indemnify any Officer against the loss of Erroneously Awarded Compensation that is recovered by the Company pursuant to this Policy. Further, any action by the Company to recover Erroneously Awarded Compensation under this Policy from an Officer will not, whether alone or in combination with any other action, event, or condition, (i) give rise to such Officer’s right to voluntarily terminate employment or resign for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program, policy of, or an agreement with the Company or any of its affiliates, or (ii) constitute a breach of a contract or other arrangement to which such Officer is a party.
5.Manner of Recovery
The Committee shall determine the amount of recovery of any Erroneously Awarded Compensation based on the parameters set forth in Rule 10D-1(d) under the Securities Exchange Act of 1934, as amended, which may include, without limitation, a reimbursement or repayment of the Erroneously Awarded Compensation; a reduction or cancellation of Incentive-Based Compensation, or an offset of the Erroneously Awarded Compensation against other compensation payable to a person subject to this Policy, to the extent permitted by law. Notwithstanding the foregoing, unless otherwise prohibited by the

Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”), the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount of Erroneously Awarded Compensation will be determined by the Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE as required by NYSE listing rules.
If the Erroneously Awarded Compensation consists of shares (including share-denominated equity awards) or options that are still held by the Officer at the time of recovery, the recoverable amount is the number of shares or options received in excess of the number of shares or options that would have been received based on the Restatement (or the value of that excess number). If the options have been exercised but the underlying shares have not been sold, the recoverable amount is the number of shares underlying the excess options based on the Restatement (or the value thereof).
6.Exceptions to Recovery
The Company shall not be required under this Policy to recover Erroneously Awarded Compensation if the Committee has made a determination that recovery would be impracticable and (a) after making a reasonable attempt to recover an Erroneously Awarded Compensation, the Committee determines that the direct costs paid to a third party to assist in enforcing recovery would exceed the amount to be recovered (documentation evidencing the reasonable attempt to recover the Erroneously Awarded Compensation must be maintained and provided to NYSE as required by NYSE listing rules); or (b) the recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Internal Revenue Code Section 401(a)(13) or Internal Revenue Code Section 411(a) and regulations thereunder.
7.Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in Other Recovery Arrangements. The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.
8.Interpretation; Amendment
The Committee shall have the sole authority to construe and interpret this Policy and to make all determinations required to be made pursuant to this Policy. Any such construction, interpretation or determination by the Committee shall be final and binding. The Committee may amend, modify, terminate, or revise this Policy in whole or in part from time to time in its sole discretion.
9.Definitions

•“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by an Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such Officer had it been determined based on a restated Financial Reporting Measure; these amounts are computed without regard to any taxes paid.

•“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (including, for purposes of this Policy, stock price and total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures.

•“Officer” means any current or former officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, at any time during the applicable performance period for the relevant Incentive-Based Compensation, regardless of whether such individual continues to hold such position or continues to be employed by the Company or any of its subsidiaries.

•“Restatement” means an accounting restatement that the Company is required to prepare due to the Company’s material noncompliance with any financial reporting requirement under securities laws, including any required restatement (a) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

•“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator, or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.